Exhibit 8.2


                                     B1227/34024/SES            6 September 2005
                                     0207 006 8804

Gracechurch Card Funding (No. 9) PLC
1 Churchill Place
London E14 5HP
United Kingdom


Dear Sirs

RE: OPINION OF CLIFFORD CHANCE LIMITED LIABILITY PARTNERSHIP RE: UK TAX MATTERS GRACECHURCH CARD FUNDING (NO. 9) PLC

1. We have acted as United Kingdom tax counsel for Gracechurch Card Funding (No. 9) PLC, a public limited company incorporated in England and Wales (the "ISSUER"), in connection with the preparation of the Registration Statement on Form F-1 (Registration No. 333-127484) (the "REGISTRATION STATEMENT"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), for the Registration Under the Act of Class A Notes, Class B Notes and Class C Notes (together, the "NOTES") representing asset backed obligations of the Issuer. The Notes are to be issued pursuant to a trust deed, governed by English law (the "TRUST DEED") between the Issuer and the Bank of New York acting through its London branch, as trustee, substantially in the form filed as exhibit 4.5 to the Registration Statement.

2. Based on certain assumptions which cannot be verified before closing, and subject to (a) finalisation of documents - including those which are exhibits to the prospectus (the "PROSPECTUS") relating to the Notes - in a form which is satisfactory to us and not inconsistent with the descriptions in the Prospectus relating to the Notes and (b) the reservations below, we are of the opinion that, under current UK law and H.M. Revenue & Customs practice, the statements set forth in the Prospectus under the headings "Prospectus Summary: United Kingdom Tax Status" and "United Kingdom Taxation Treatment of the Notes", to the extent that they constitute matters of law or legal conclusions with respect thereto (and on the assumption that the profit (computed on the basis there stated) will be in the amount stated in the section of the Prospectus under the heading "United Kingdom Taxation Treatment of the Notes - Taxation of the MTN Issuer and the Issuer"), are correct in all material respects.

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3.      The opinion set forth is subject to the following reservations:

        (a) the statements concerning United Kingdom tax consequences contained in the Prospectus do not purport to discuss all possible United Kingdom tax ramifications of the proposed issuance and are limited to the matters expressly referred to in those statements; and

        (b) our opinion is confined to the matters expressly referred to in 2 above and is based on United Kingdom law and H.M. Revenue & Customs practice as at today's date. For the avoidance of doubt, we do not express any opinion on the laws of any jurisdiction other than the UK, or in relation to any UK tax or legal aspects (other than the matters expressly referred to in 2 above).

4. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Clifford Chance Limited Liability Partnership under the captions "Legal Matters", "Prospectus Summary: United Kingdom Tax Status" and "United Kingdom Taxation Treatment of the Notes" in the Prospectus. In giving such consent, we do not admit that we are "experts", within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

5. This opinion is addressed solely to the addressee named above and it may not be relied upon by any other person, firm or corporation whatsoever (although you may supply a copy to the United States Securities and Exchange Commission). This opinion shall be governed by and construed in accordance with English law.

Yours faithfully





CLIFFORD CHANCE LIMITED LIABILITY PARTNERSHIP








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